EXHIBIT 10.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated July 16, 2007, by and among Liberman Broadcasting of California LLC, a California limited liability company, and LBI Radio License LLC, a California limited liability company, (together, the “Buyer”), KWIE, LLC, a California limited liability company (“KWIE”), KWIE Licensing LLC, a California limited liability company (“License Holder”) and Magic Broadcasting, Inc. (“Magic”, together with KWIE and License Holder, the “Seller”); provided, Magic shall only be deemed a “Seller” for purposes of Section 10 and any provision contained herein the subject of which is, or relates to, the Real Property (as defined herein). Seller and Buyer are sometimes referred to herein as the “Parties” and each as a “Party.”

R E C I T A L S:

Seller is the licensee of and owns and operates certain assets used in connection with the business and operations of radio station KWIE (FM), 96.1 FM, San Jacinto, California, FCC Facility Id. No. 25809 (the “Station”).

Seller desires to convey, and Buyer wishes to acquire, all of the Assets (as defined herein) used in the operation of the Business (as defined herein) on the terms and conditions hereinafter set forth.

Seller and Buyer, as of the date of this Asset Purchase Agreement are entering into a Time Brokerage Agreement (“TBA”) pursuant to which Buyer shall have the use of substantially all of the Station’s airtime.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

Section 1 : DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Agreement, but not otherwise defined herein, shall have the meanings set forth on Schedule 1.1.

Section 2 : PURCHASE OF ASSETS

2.1 Agreement to Sell and Buy. Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Assets, and Buyer shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens, other than Permitted Liens.

2.2 Purchase Price. (a) The purchase price for the Assets shall be Twenty-Five Million Dollars ($25,000,000) (the “Purchase Price”), as adjusted pursuant to Section 2.3. The preliminary determination of the Purchase Price that shall be payable by Buyer on the Closing Date (the “Closing Cash Payment”) shall be paid by Buyer at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller.

(b) Concurrently with the execution and delivery of this Agreement, Buyer and Seller are executing and delivering the Escrow Agreement, and Buyer is depositing the Escrow Deposit with the Escrow Agent. Upon the Closing, Buyer and Seller shall instruct the Escrow Agent to pay the Escrow Deposit, by wire transfer of immediately available funds to an account designated by Seller, which amount shall be credited against the payment by Buyer of the Purchase Price. Buyer shall pay all fees and expenses of the Escrow Agent and in connection with the disbursement of the Escrow Amount. If this Agreement is terminated prior to the Closing, the Escrow Amount shall be disbursed in accordance with Sections 11.2 and 11.4.

2.3 Adjustments and Prorations.

(a) Subject to the terms of this Agreement, all revenues and all expenses arising from the Business shall be prorated between Seller and Buyer in accordance with GAAP and subject to the general principle that Seller shall receive the benefit of all revenues, and be responsible for all costs, expenses and Liabilities, allocable to the Business for the period prior to the Closing Date, and Buyer shall receive the benefit of all revenues, and be responsible for all costs, expenses and Liabilities, allocable to the Business on or after the Closing Date, including that Seller shall receive a credit for all prepaid expenses (including prepaid tower rent) and deposits paid by Seller with respect to the Business as of the Closing Date.

Seller shall be entitled to all revenue and bear all expenses and Liabilities related to the Excluded Assets and the Non-Assumed Liabilities both prior to and after the Closing Date, provided, however, that Seller shall not be obligated to credit or otherwise compensate Buyer with respect to any obligation to broadcast advertising on or after the Closing Date pursuant to Barter Agreements, regardless of whether the goods or services received pursuant to such Barter Agreements are Excluded Assets, but Buyer shall assume the obligation to broadcast advertising pursuant to Barter Agreements only to the extent provided in Section 4.1 of the Time Brokerage Agreement.

(b) Seller shall prepare and submit to Buyer, not later than five business days prior to the Closing Date, a good faith written estimate after due analysis and identification of the adjustments and prorations set forth in subsection (a) above (the “Adjustments”) in accordance with this Section 2.3, along with Seller’s estimate of the Purchase Price resulting from the Adjustments (“Seller’s Estimate”). After delivery of Seller’s Estimate, including all supporting documentation of any proposed Adjustments, Buyer and Seller shall in good faith attempt to resolve prior to Closing any disputes between them with respect to the determination of the Closing Cash Payment. If as of Closing any items shall be in dispute between them with respect to the Closing Cash Payment, Seller’s Estimate, as adjusted to reflect any changes to the Adjustments agreed to by the Parties, shall be used as the amount of the Closing Cash Payment payable by Buyer on the Closing Date, with such disputed items to be settled between the Parties following Closing pursuant to subsections (c) and (d) below.

(c) Buyer shall prepare and submit to Seller, not later than thirty days following the Closing Date, Buyer’s written good faith determination of the Adjustments, including any changes to the preliminary Adjustments used to determine the Closing Cash Payment and all supporting documentation of any additions or modifications to the preliminary Adjustments, along with a calculation of the Purchase Price resulting from the Adjustments as determined by Buyer (“Buyer’s Calculation”). After delivery of Buyer’s determination of the Adjustments and Buyer’s Calculation to Seller, Seller may furnish Buyer, within fifteen business days following delivery of Buyer’s Calculation, with written notification setting forth in reasonable detail any disputes Seller has with Buyer’s determination of the Adjustments and Buyer’s Calculation. In the event that Seller does not provide such a written notification within such fifteen day period, Seller shall be deemed to have accepted the Adjustments and Buyer’s Calculation, which shall be final, binding and conclusive. In the event any such written notification is timely provided, then Buyer and Seller shall, for a period of ten business days, in good faith attempt to resolve any disputes between them with respect to the determination of the Purchase Price, with each Party claiming an adjustment to its credit providing the other with any documentation reasonably requested by the other Party to determine the appropriateness of such claimed Adjustment. In no event shall Buyer or Seller be permitted to dispute any item or amount that was agreed to by the Parties prior to Closing in the determination of the Closing Cash Payment.

(d) If, following such ten business day period, the Parties cannot agree on the amount of the final Adjustments, the determination shall be made by a national or regional accounting firm jointly designated by the Parties (the “Auditor”). The Auditor shall make the determination based on GAAP in effect on the Closing Date. Either Party may invoke the use of the Auditor by notifying the other Party in writing. In the event that either Party invokes the use of the Auditor, there shall be a thirty day period (the “Discovery Period”) when the Parties may request of and shall provide to each other in writing or computer format where appropriate any documentation or records in the possession of the other Party that are related to a claim or defense to be made to the Auditor. Fifteen business days after the expiration of the Discovery Period, the Parties shall have the opportunity to present their claims and supporting documentation to the Auditor. The Parties shall use their commercially reasonable efforts to cause the Auditor to render a decision within fifteen business days. The decision of the Auditor shall be final and binding on the Parties and shall not be subject to any judicial challenge by either Party. Within five business days after the Auditor provides the determination to the Parties, payment in accordance with that determination shall be made by the appropriate Party by wire transfer of immediately available funds, to an account designated by the Party entitled to receive such payment. The expenses of the Auditor shall be paid by the Party which, based on the Auditor’s resolution of the disputed item(s), is not the prevailing Party.

2.4 Assumed Liabilities. At and after the Closing, Buyer shall assume and timely pay, discharge and perform when due those Liabilities attributable to periods after the Closing under or with respect to the Licenses and the Assumed Contracts (collectively, the “Assumed Liabilities”). All Liabilities not expressly assumed by Buyer hereunder are collectively referred to herein as “Non-Assumed Liabilities” and shall remain and be the obligations and liabilities solely of Seller. Without limiting the generality of the foregoing, the Non-Assumed Liabilities shall include the following: (i) any Liabilities arising from or related to the Business and/or the Assets prior to Closing, (ii) all Liabilities relating to any of the Excluded Assets, (iii) any debts, obligations or other Liabilities owing from Seller or any of its affiliates to Seller or any of its affiliates, (iv) any Liability of Seller or any affiliate of Seller for Taxes relating to periods prior to Closing, whether or not shown on a Tax Return, (v) any Liability for Taxes payable with respect to Seller’s transfer of the Assets to Buyer and Seller’s consummation of the other transactions contemplated by this Agreement, except to the extent of Buyer’ obligation to pay such Liability under Section 12.2 of this Agreement; (vi) any claims or other Liabilities of Seller arising out of the operation of the Business prior to Closing under or relating to pre-Closing violations of Environmental Laws or pre-Closing releases of Hazardous Substances, (vii) Liabilities under any Non-Assumed Contract; (viii) any Liability to or in respect of, or arising out of or in connection with, the employment or cessation of employment by Seller of, any Employees or former Employees of Seller, including (A) any employment or consulting agreement, whether or not written, between Seller and any person, (B) any Liability under any Compensation Arrangement or Employee Plan, (C) any claim of an unfair labor practice or grievance or any claim under any unemployment compensation, employment standards, pay equity or worker’s compensation law or regulation or under any federal, state or local employment discrimination law or regulation, which shall have been asserted by any Employee or former Employee based on acts or omissions which occurred during the period of or relating to such Employee’s employment by Seller, whether or not such Employee is hired by Buyer or any of its affiliates, (D) any Liability relating to payroll, vacation, personal day or sick pay for any current or former employee, director, officer, consultant or independent contractor of Seller (except with respect to liabilities for any Employee employed by Buyer for any period after the Closing Date), (E) with respect to any actual or alleged agreements or promises to current or former employees, directors, officers, consultants or independent contractors regarding stock options, equity or equity based compensation plans, programs or arrangements maintained by Seller or any of its affiliates, and (F) any Liability arising out of or relating to any stay bonus, severance plan or arrangement, special waiting bonus or special retention plan or agreement, (ix) any Liabilities for legal, accounting or broker’s fees incurred by Seller and its affiliates in connection with this Agreement and the consummation of the transactions contemplated hereby, and (x) all Liabilities of Seller arising under this Agreement.

Section 3 : REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Authority. Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of California and qualified to do business in any other jurisdiction in which the nature of the Business or the ownership of the Assets requires such qualification. Seller has all requisite limited liability company power and authority (i) to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, and (ii) to own, lease and operate the Station and the Assets owned by it and to carry on the Business as now being conducted.

3.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Seller and each Ancillary Agreement to which Seller is or will be a party have been duly and validly authorized by all necessary limited liability company action of Seller. This Agreement and each Ancillary Agreement has been (or when delivered will be) duly executed and delivered by Seller and constitutes (or will constitute) a valid and binding agreement of Seller enforceable against it in accordance with its terms, except as its enforceability may be limited by Enforceability Exceptions.

3.3 No Contravention; Consents. Subject to obtaining the Consents set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby by Seller will not, after the giving of notice, or the lapse of time, or otherwise (i) violate the organizational documents of Seller, (ii) result in the breach of, constitute a default under, or result in the creation of any Lien upon any of the Assets under any Assumed Contract, or (iii) violate any Laws applicable to Seller, the Business or any of the Assets. Except for the Consents set forth on Schedule 3.3, no material consent, approval, or authorization of any Governmental Authorities or other third party is required by Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements.

3.4 Title to Assets. Seller has good and marketable title to or a valid leasehold interest in, or otherwise has the right to use, all of the Assets, free and clear in each case of any Liens except for Permitted Liens. The Assets include all assets necessary to conduct the Business as presently conducted other than the Excluded Assets.

3.5 Real Property Leases. Schedule 3.5 sets forth an accurate and complete list of all leasehold interests held by Seller, together with a general description of any structures, improvements and fixtures located thereon that are owned or leased by Seller, and all easements and other rights and interests appurtenant thereto held or leased by Seller with respect to the Business or the operation of the Station (collectively, the “Real Property”). All Real Property is in good condition and repair adequate for its use in the operation of the Station and the conduct of the Business as presently conducted. Each Real Property Lease is in full force and effect, and Seller has complied in all material respects with all commitments and obligations on its part to be performed or observed under each Real Property lease. Seller has received no written notice of noncompliance with any Lien encumbering the Real Property or of a violation of Laws applicable to the Real Property. Seller has no knowledge of any complaints regarding the Real Property or any of the Assets located at the Real Property. There is no pending or, to Seller’s knowledge, threatened Action that would reasonably be expected to interfere with the quiet enjoyment or operation of the Real Property and the Assets located at the Real Property. Buyer will have as of the Closing Date reasonable access to the Real Property and a means of ingress and egress (i) by public roads to the Real Property leased pursuant to the Office Lease and (ii) by a private access road to the Real Property leased under the Tower Lease pursuant to the terms thereof.

3.6 Equipment. Schedule 3.6 contains an accurate and complete list of all items of Equipment owned or leased by Seller as of June 30, 2007 that relate to the program, production, generation or transmission of the Station’s radio broadcast signal, or otherwise that have an original acquisition cost of at least $2,500. Seller has good and marketable title to or a valid leasehold interest in all items of Equipment listed in Schedule 3.6, free and clear of all Liens except for Permitted Liens. Except as specified on Schedule 3.6, all Equipment is (i) in good operating condition and repair, subject to normal wear and tear, adequate for its current use, and available for use, in the Business as presently conducted, and (ii) maintained in compliance with good engineering practice, industry practices and all applicable FCC rules and policies.

3.7 Licenses. Schedule 3.7 is a list of all FCC Licenses and other material Licenses held as of the date of this Agreement, all of which taken in the aggregate constitute all licenses, permits, franchises, registrations, authorizations, consents and approvals from all Governmental Authorities necessary to conduct the Business as currently conducted. All FCC Licenses and other material Licenses are validly issued in the name of either KWIE or License Holder, are in full force and effect, are not subject to any conditions that would require the conduct of the Business in a manner materially different than as conducted as of the date of this Agreement, and, to Seller’s knowledge, are not subject to any conditions outside the ordinary course other than those set forth on the face of such FCC Licenses or on Schedule 3.7, or that affect the radio broadcast industry generally. Except as set forth in Schedule 3.7, Seller has complied in all material respects with all the terms of the Licenses, and there are no pending applications filed by Seller seeking to modify any License, and no pending revocations of any License.

3.8 Assumed Contracts. Schedule 3.8 is a list of all Assumed Contracts as of the date of this Agreement. Each Assumed Contract is in full force and effect, and is valid, binding and enforceable against the Seller and, to Seller’s knowledge, each other party thereto in accordance with its terms. Except as set forth on Schedule 3.3, no Assumed Contract requires the Consent of any other contracting party to the transactions contemplated by this Agreement. Seller is not and, to Seller’s knowledge, no other party is, in breach or default under, any Assumed Contract, and no event has occurred and no condition exists which, with the passage of time or the giving of notice or both would constitute such a breach or default by Seller or, to Seller’s knowledge, any other party thereto. True and complete copies of each Assumed Contract have been delivered to Buyer.

3.9 Insurance. Schedule 3.9 hereto sets forth a true and correct list of all insurance policies maintained by or for the benefit of Seller related to the Business.

3.10 Personnel Matters.

(a) Employees. Schedule 3.10 [SCHEDULE NEEDS TO BE PROVIDED] contains an accurate schedule listing all Employees, and showing each such Employee’s present position, start date, annual salary or wages and any other compensation. Schedule 3.10 also contains a list of any consultants or independent contractors providing services to Seller in the day to day operations of the Station and a description of any Contracts of Seller therewith.

3.11 Labor Unions. Seller is not a party to any collective bargaining agreement. As of the date hereof, to Seller’s knowledge, (i) none of the Employees is presently a member of any collective bargaining unit related to his or her employment, and (ii) no collective bargaining unit has filed a petition for representation of any of the Employees.

3.12 Taxes. Seller has filed, or caused to be filed, with the appropriate Governmental Authority, all required Tax returns, and Seller has paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon, except where the failure to file such returns or pay or accrue such Taxes could not reasonably be expected to result in a Lien on the Assets or in the imposition of transferee Liability on Buyer for the payment of such Taxes. Seller has no Liability material in amount for any Taxes due and owing, and there are no proceedings pending pursuant to which Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the Liability for which could extend to Buyer as transferee of the Assets or as operator of the Station following the Closing.

3.13 Claims and Litigation. Except as set forth on Schedule 3.13, there are no Actions pending or, to Seller’s knowledge, threatened by or against Seller relating to the Business or the transactions contemplated by this Agreement or the Ancillary Agreements. Except as described on Schedule 3.7, to Seller’s knowledge, there is (i) no complaint or other proceeding pending, threatened or outstanding before the FCC as a result of which an investigation, notice of apparent liability or order of forfeiture may be issued from the FCC relating to the Station, (ii) no FCC notice of apparent liability or order of forfeiture pending, threatened or outstanding against Seller or the Business, and (iii) no investigation pending, threatened or outstanding with respect to any violation or alleged violation of any FCC rule, regulation or policy by Seller.

3.14 No Interference with Signal. There currently exists no interference to the Station’s signal from other broadcast stations, or by the Station’s signal to other broadcast stations, in each case beyond that permitted by the FCC’s rules and, to Seller’s knowledge, there are no applications pending at the FCC the grant of which would cause objectionable interference to the Station other than what might arise as a result of proceedings that generally affect the radio broadcast industry.

3.15 Compliance with Laws. Except as set forth on Schedule 3.15, Seller is in compliance in all material respects with all applicable FCC Laws and the FCC Licenses, and is in compliance with all other Laws and Licenses except where the failure to be in compliance would not have a Material Adverse Effect.

3.16 Environmental Matters. Except in compliance in all material respects with Environmental Laws, there is no (and there has not previously been any) (i) handling of any Hazardous Substances at, on, from or around any Real Property, or, to Seller’s Knowledge, on any properties surrounding or adjacent to any Real Property, (ii) presence of Hazardous Substances on or around any

Real Property, (iii) underground tanks, PCBs or asbestos-containing materials located on or around any Real Property, and (iv) asbestos, mold, or other indoor air quality issues on or around any Real Property. Neither Seller nor any Person acting on behalf of Seller has released any other Person from any claims Seller might have, or have had, for any matter relating to the presence or handling of Hazardous Substances on any Real Property. Seller has obtained any permits, licenses, registrations and other approvals and has filed all reports and notifications required under any Environmental Laws in connection with the Business, and is in compliance in all material respects with all applicable Environmental Laws. Seller has not received any notice of or, to Seller’s knowledge, is not the subject of, any Action by any person alleging liability under or noncompliance with any Environmental Law. Seller has delivered to Buyer copies of all reports, notices, or other documentation in Seller’s possession relating to Hazardous Substances on or around the Real Property, and set forth on Schedule 3.16 is a list of each other report, notice, or other documentation that is not in Seller’s possession but, to Seller’s Knowledge, relates to any Hazardous Substance on or around the Real Property.

3.17 Employee Matters. Seller acknowledges that Buyer has no obligation to employ any of Seller’s Employees and that Seller shall be responsible for satisfying in full all amounts owed to such Employees, including wages, salaries, severance pay, sick pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments relating to the period of employment by Seller and pursuant to the terms of any Compensation Arrangement and Employee Plan. Seller may, at its option and expense, provide stay bonuses to its Employees.

3.18 Conduct of Business in Ordinary Course. Between March 31, 2007, and the date hereof, Seller has conducted the Business in the ordinary and usual course consistent with past practice, and has not (i) made any sale, assignment, lease or other transfer of, or mortgaged or pledged, or imposed or suffered any Lien (other than Permitted Liens) on, any of the Assets, other than in the ordinary course of business; (ii) suffered any material damage or destruction (whether or not covered by insurance) to any Assets, which Assets have not been repaired or replaced, or (iii) experienced any Material Adverse Effect.

3.19 Brokers. Seller shall be solely responsible for any payment due to any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

3.20 Title Policy. If and to the extent Buyer wishes to obtain title insurance with respect to the Tower Lease, Seller agrees to provide its reasonable cooperation with such efforts, including signing customary affidavits and memoranda and delivering reasonable documentation with respect thereto.

Section 4 : REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of California. Each Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer is or will be a party have been duly and validly authorized by all necessary corporate action. This Agreement and each Ancillary has been (or when delivered will be) duly executed and delivered by Buyer and constitutes (or will constitute) a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as its enforceability may be limited by Enforceability Exceptions.

4.3 No Contravention; Consents. The execution, delivery and performance of this Agreement and each Ancillary Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by each Buyer that is a party hereto or thereto will not (i) violate the organizational documents of Buyer, (ii) violate any Laws applicable to Buyer, or (iii) require the consent of any third party, or violate, or be in conflict with, or constitute a default under any contract or agreement to which Buyer is a party, such that Buyer cannot perform its obligations hereunder. Except for the Consents set forth on Schedule 4.3, no material consent, approval, license or authorization of any Governmental Authorities or other third party is required by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer.

4.4 Qualifications. Buyer knows of no facts that would, under applicable Laws, including, but not limited to, 47 C.F.R. Section 73.3555, disqualify it with respect to the assignment or transfer of the FCC Licenses. Buyer has not engaged in any course of conduct that would impair its ability to be the holder of the FCC Licenses. Acquisition of the Station by Buyer will not require the divestiture by Buyer or its affiliates, whether to a trust or otherwise, of any broadcasting station owned thereby due to the application of the FCC’s ownership rules and policies.

4.5 Claims and Litigation. There are no Actions pending, or to Buyer’s knowledge, threatened by or against Buyer that would reasonably be expected to have a Material Adverse Effect on Buyer.

4.6 Brokers. Buyer shall be solely responsible for any payment due to any agent, broker or other Person acting pursuant to the express or implied authority of Buyer which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

Section 5 : PRE-CLOSING COVENANTS OF THE PARTIES

5.1 Covenants of Seller. Seller covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

(a) Commercially Reasonable Efforts. Seller shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents required in connection with this Agreement and the transactions contemplated hereby, including the FCC Consent and any required Consents of other Governmental Authorities with lawful jurisdiction over Seller. Seller shall use commercially reasonable efforts to obtain the estoppels and consents, as described in Section 8.5. Seller shall make all filings with and give all notices to third parties that may be reasonably necessary of Seller in order to consummate the transactions contemplated hereby.

(b) Control of the FCC Licenses and the Station. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, License Holder shall maintain actual and legal control over the FCC Licenses and the Station.

(c) Access. Seller shall give to Buyer and its agents reasonable access during normal business hours to all of Seller’s personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the Station, and shall furnish Buyer with all such information concerning the affairs of the Station as Buyer reasonably may request.

(d) Ordinary Course. Subject to the TBA, Seller shall conduct the Business and preserve and maintain the Assets in good working order and condition, subject to normal wear and tear, in the ordinary course of business consistent with past practice, including maintaining existing insurance policies on the Assets as in effect on the date hereof and maintaining the Books and Records of the Business consistent with past practices . Subject to the TBA, Seller shall use commercially reasonable efforts to keep its organization intact, to preserve the Business, and to preserve the goodwill of suppliers, customers, landlords, Governmental Authorities and others dealing with Seller.

(e) Compliance with Laws. Seller shall comply in all material respects with all Laws and Licenses applicable to Seller or the Business.

(f) Contracts and Liens. Seller shall not (i) default under, or breach any term or provision of, or suffer or permit to exist any condition or event that, after notice or lapse of time, or both, would constitute a default under, any Assumed Contract, (ii) create, assume, consent to or suffer to exist any Lien on any of the Assets (other than Permitted Liens); and (iii) cause or permit the termination of any Assumed Contract. Unless Buyer shall have given its prior written consent, Seller shall not enter into any new Contract or incur any obligation (including obligations arising from the amendment of any existing Contract) that will be binding on Buyer after the Closing.

(g) No Solicitation. Seller shall not, and shall cause its officers, directors, Employees, agents, representatives, equity holders and affiliates not to (i) sell, transfer, lease, assign or otherwise dispose of or distribute any of the Assets (other than the disposal of worn out or obsolete Assets in the ordinary course of business consistent with past practice) or any equity interests of Seller (whether pursuant to merger, acquisition, consolidation, reorganization, recapitalization or otherwise) to any Person (other than Buyer), (ii) solicit, encourage, entertain, negotiate or enter into with any Person any such transaction or agreement of the nature described in clause (i) above, or (iii) provide any non-public information about the Station to any Person other than pursuant to the terms of an Assumed Contract set forth on Schedule 3.8 or a Contract included in the Excluded Assets. Seller shall promptly (but in any event within two business days) notify Buyer if any discussions or negotiations regarding a transaction of the nature described in clause (i) above are sought to be initiated, or if a Person makes any inquiry or proposal, or requests information, with a view, as reasonably determined by Seller, toward making such a proposal or offer with respect to the Business, the Assets or the Seller, in each case together with the identity of the Person making such proposal or offer and the material terms thereof.

5.2 Covenants of Buyer. Buyer covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

(a) Commercially Reasonable Efforts. Buyer shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its commercially reasonable efforts to obtain all necessary Consents, FCC Consents, and any other consents of any other Governmental Authorities with lawful jurisdiction over Buyer and other authorizations required in connection with this Agreement and the transactions contemplated hereby. Buyer shall make all filings with and give all notices to third parties that may be necessary or reasonably required in order to consummate the transactions contemplated hereby. Notwithstanding any provision contained in this Agreement to the contrary, Buyer shall not be required to make any payments to persons who are not parties to the Assumed Contracts in order to obtain their consents.

(b) No Control. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Buyer shall do nothing to interfere with License Holder’s actual and legal control over the FCC Licenses and the Business.

(c) No Inconsistent Agreements. Buyer shall not purchase or agree to purchase any radio station or licenses or enter into any other agreement or transaction that would prohibit or materially interfere with or materially delay the transactions contemplated hereby.

Section 6 : JOINT COVENANTS

6.1 Consultations regarding Consents of Governmental Authorities. The Parties shall consult with one another as to the approach to be taken with any Governmental Authority with respect to obtaining any necessary Consent of such Governmental Authority to the transactions contemplated hereby, including the FCC Consent, and each Party shall keep the other Party reasonably informed as to the status of any communications by it with any Governmental Authority. No Party hereto shall make any material commitments relating to any Consent of any Governmental Authority, including the FCC Consent, that would alter in any material way any application or request filed jointly by the Parties with respect to the transactions contemplated hereby without the other Party’s prior written consent.

(a) Joint Filings. Seller and Buyer shall cooperate in the preparation and joint filing of the Assignment Application with the FCC no later than five business days following the date hereof, and with any other applicable Governmental Authority as soon as practicable following the date hereof, requesting the approval of the assignment and transfer of the Licenses (as appropriate) and the other Assets to Buyer. Each of the Parties hereto shall diligently take or cooperate in the taking of all steps that are reasonably necessary or appropriate to expedite the prosecution and favorable consideration of such applications. Buyer shall file with the FCC an application to use, effective as of the Closing Date (or earlier if Seller shall so agree), a call sign other than KWIE in connection with the operation of the Station (the “Call Sign Application”), and Seller shall cooperate with the filing and prosecution of the Call Sign Application. The Parties shall undertake all actions and file such materials as shall be reasonably necessary or required to obtain any necessary waivers or other authority in connection with the foregoing applications.

6.2 Notice of Breach. Buyer and Seller shall give prompt notice to one another of (i) the occurrence or nonoccurrence of any event that has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any material failure of Buyer or Seller, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.2 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available to the Party receiving such notice.

6.3 Confidentiality. Except as necessary for the consummation of the transaction contemplated hereby, and except as and to the extent required by Law, each Party will keep confidential all information obtained from the other Party in connection with the transactions contemplated by this Agreement (unless such information thereafter becomes generally available to the public, is otherwise available to it on a non-confidential basis from another source, or has been developed independently by it). If this Agreement is terminated, each Party will, upon request, return to the other Party all information obtained by the first Party from the other Party in connection with the transactions contemplated by this Agreement.

6.4 Press Releases. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be issued except by Seller in its sole discretion; provided, that any Party hereto may make any disclosure that it in good faith determined to be necessary to comply with applicable Laws so long as such Party shall give prior written notice to the other Party of such disclosure.

6.5 Allocation of Purchase Price. Prior to the Closing, Buyer and Seller shall agree on the allocation of the Purchase Price in accordance with the rules under Section 1060 of the Code. No filings made by either Party with any taxing or other authority shall reflect an allocation other than in the manner agreed upon and each Party shall timely make all filings required by any taxing authority, including the filing of Internal Revenue Service Form 8594.

6.6 Bulk Sales. Seller and Buyer hereby waive compliance by the other with bulk sales Laws applicable to the transactions contemplated hereby.

6.7 Risk of Loss.

(a) The risk of any loss, damage, impairment, confiscation or condemnation of (i) any of the tangible Assets shall be borne by Seller at all times prior to the Closing Date and by Buyer at all times from and after the Closing Date, except for any loss or damage of any of the tangible Assets as a result of acts or omissions of Seller. In the event of any such loss or damage to the Assets occurring prior to the Closing Date, Seller shall promptly notify Buyer in writing of the circumstances, and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller either to (i) waive such defect and proceed toward consummation of the transactions contemplated by this Agreement in accordance with the terms hereof (provided that Seller will promptly remit to Buyer any insurance proceeds received by Seller following the Closing with respect to such defect), (ii) terminate this Agreement, or (iii) postpone the Closing Date until such time as those Assets which are the subject of the loss, damage, impairment, confiscation or condemnation have been repaired, replaced and restored.

(b) Seller shall give prompt written notice to Buyer if the regular broadcast transmission of the Station is interrupted or discontinued, including the operation of the Station at a power level less than 50% of its maximum authorized facilities. If any such interruption persists for more than 72 consecutive hours, or for more than an aggregate of 150 hours within any consecutive

30-day period, then Buyer shall have the option to terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder. This Section 6.7(b) shall expire and be of no further force or effect after the Closing Date.

6.8 Further Assurances. On and after the Closing Date, the Parties will take all appropriate and commercially reasonable actions and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to put Buyer in possession and operating control of the Assets and the Station, or to otherwise carry out any of the provisions hereof.

6.9 Cooperation with Financings. Seller agrees to reasonably cooperate with Buyer and its affiliates in connection with any financings undertaken by Buyer in connection with the transactions contemplated by this Agreement and/or any filings, registration statements or reports of Buyer or any of its affiliates with the Securities and Exchange Commission, including any filings by Liberman Broadcasting, Inc., Buyer, LBI Media, Inc. or LBI Media Holdings, Inc. with the Securities and Exchange Commission. At Buyer’s request, such cooperation shall include making available such financial information with respect to the Station as may reasonably be required in connection with any such financing, filing, registration statement or report, including using commercially reasonable efforts to facilitate Buyer’s access to Seller’s independent accountants with respect to the Station and the ability to request that Seller’s independent accountants complete an audit of the station for any pre-Closing period. Any fees or expenses charged by Seller’s independent accountants arising from Buyer’s access thereto or the preparation of any such financial information or audit shall be borne by Buyer.

Section 7 : CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

The obligations of Seller to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and complete at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for (i) any inaccuracy that could not reasonably be expected to have a Material Adverse Effect on Buyer, (ii) any representation or warranty that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date, or (iii) changes in any representation or warranty that are permitted by this Agreement; and Buyer shall have performed all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date in all material respects.

7.2 Closing Deliveries. Seller shall have received from Buyer the documents and other items to be delivered to Seller by Buyer pursuant to Section 9.3 of this Agreement.

7.3 FCC Consent. The FCC Consent shall have been issued and the Call Sign Application shall have been granted.

7.4 No Injunction. No material Law shall have been promulgated, enacted, entered or enforced, and no other action in any court proceeding shall have been taken, by any Governmental Authority that has the effect of making illegal or of restraining or prohibiting the consummation of the transactions contemplated hereby.

Section 8 : CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and complete at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except for (i) any inaccuracies that could not reasonably be expected to have a Material Adverse Effect, (ii) any representation or warranty that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date, (iii) changes in any representation or warranty that are permitted by this Agreement, or (iv) changes in any representation or warranty as a result of any act or omission of Buyer or its agents; and Seller shall have performed all agreements and covenants required hereby to be performed by Seller prior to or on the Closing Date in all material respects.

8.2 Closing Deliveries. Buyer shall have received from Seller the documents and other items to be delivered by Seller pursuant to Section 9.2 of this Agreement or such other form agreed to by Buyer.

8.3 FCC Consent. The FCC Consent shall have been issued without the imposition of any condition that is reasonably likely to adversely affect, in any material respect, the financial condition of the Business as contemplated to be operated by Buyer after the Closing, other than any such condition that arises due to any failure by Buyer or its affiliates to have complied with the FCC’s Laws, and such consent shall have become a Final Order. Buyer shall have no obligation to close if the FCC Consent is conditioned upon the divestiture by Buyer or its affiliates of any broadcasting station owned thereby on the date hereof due to the application of the FCC’s ownership rules and policies or the imposition of a condition outside the ordinary course.

8.4 Material Consents. Each Consent that is designated by Buyer and Seller on Schedule 3.3 as being a “required consent” shall have been obtained without any material adverse change in the terms or conditions of each License or Contract to which such Consent relates from those in effect on the date hereof.

8.5 Landlord Estoppels and Consents. The lessor under the Tower Lease shall have executed and delivered to Buyer an estoppel and consent substantially in the form of (or embodying the terms and conditions set forth on) Exhibit B with respect to each such lease.

8.6 No Injunction. No Law shall have been promulgated, enacted, entered or enforced, and no other action in any court proceeding shall have been taken, by any Governmental Authority that has the effect of making illegal or of restraining or prohibiting the consummation of the transactions contemplated hereby.

8.7 Material Adverse Effect. Between the date hereof and the Closing Date, Seller shall not have experienced any Material Adverse Effect.

Section 9 : THE CLOSING

9.1 The Closing. At the Closing, which shall take place at offices of the Station, unless the Parties agreed to another location, Seller shall make such deliveries as are set forth in Section 9.2, and Buyer shall make such deliveries as are set forth on Section 9.3. All transactions at Closing are deemed to have taken place simultaneously and no transaction shall be deemed to have been completed, nor shall any document be deemed to have been delivered, until all transactions shall have been completed and all documents delivered.

9.2 Deliveries by Seller to Buyer. Seller shall deliver to Buyer:

(a) One or more deeds, bills of sale, assignments and other appropriate instruments of conveyance duly executed by Seller, transferring to Buyer all of the Assets in form and substance reasonably satisfactory to Buyer;

(b) A copy of each instrument evidencing any Consent that shall have been obtained prior to Closing;

(c) A certificate of Seller attesting to its fulfillment of the conditions set forth in Section 8.1;

(d) A copy of the resolutions of Seller, approving the transactions contemplated by this Agreement;

(e) Such other documents reasonably requested by Buyer to give effect to the transactions contemplated by this Agreement.

9.3 Deliveries by Buyer to Seller. Buyer shall deliver to Seller:

(a) The Closing Cash Payment in accordance with the provisions of Section 2.2 hereof;

(b) One or more appropriate assumption agreements duly executed by Buyer, whereby Buyer assumes and agrees to perform the Assumed Liabilities in form and substance reasonably satisfactory to Seller;

(c) A certificate of Buyer attesting to its fulfillment of the conditions set forth in Section 7.1;

(d) A copy of the resolutions of Buyer approving the transactions contemplated by this Agreement;

(e) Such other documents reasonably requested by Seller to give effect to the transactions contemplated by this Agreement.

Section 10 : INDEMNIFICATION

10.1 Survival. The representations, warranties, covenants and agreements of either Party contained in this Agreement (or in any document delivered in connection herewith) shall (i) be deemed to have been made on the date of this Agreement, and on the Closing Date subject to any changes in any representation or warranty that are contemplated by this Agreement, (ii) be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties, (iii) survive the Closing, and (iv) remain operative and in full force and effect until and including the first anniversary of the Closing Date, provided, that the representations and warranties set forth in (a) Sections 3.1, 3.2, 3.4, 4.1 and 4.2 shall survive without any time limitation and (b) Sections , 3.12 and 3.166 shall survive until 60 days after the expiration of the applicable statute of limitations. (The applicable period of such survival subsequent to Closing is referred to as the “Indemnity Period.”)

10.2 Seller’s Indemnity. During the Indemnity Period (or thereafter, solely with respect to any claim for indemnification for which a Claim Notice has been given prior to the expiration of the Indemnity Period), Seller shall indemnify and hold harmless Buyer, its affiliates and their respective directors, officers, members, stockholders, employees and representatives (collectively the “Buyer Indemnified Parties”) from and against any and all demands, losses, Liabilities, Actions, assessments, damages, fines, Taxes, penalties, reasonable costs and expenses (including reasonable expenses of investigation, and reasonable fees and disbursements of counsel, accountants and other experts) (collectively, “Losses”) incurred or suffered by the Buyer Indemnified Parties arising out of, resulting from or relating to:

(a) Any breach of any of the representations or warranties made by Seller in this Agreement;

(b) Any failure by Seller to perform any of its covenants or agreements contained in this Agreement; or

(c) The Non-Assumed Liabilities and any Liabilities arising from Seller’s ownership and control of the Assets, the Business and the Station prior to the Closing.

10.3 Buyer’s Indemnity. During the Indemnity Period (or thereafter, solely with respect to any claim for indemnification for which a Claim Notice has been given prior to the expiration of the Indemnity Period), Buyer shall indemnify and hold harmless Seller, its affiliates and their respective directors, officers, members, stockholders, employees and representatives (collectively the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of, resulting from or relating to:

(a) Any breach of any of the representations or warranties made by Buyer in this Agreement;

(b) Any failure by Buyer to perform any of its covenants or agreements contained in this Agreement;

(c) Any Liability to or in respect of, or arising out of or in connection with, the employment or cessation of employment by Buyer of any persons employed by Buyer with respect to the operation of the Business on and after the Closing Date; or

(d) The Assumed Liabilities and any Liabilities arising from Buyer’s ownership and control of the Assets and the Business from and after the Closing.

10.4 Procedures. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Party pursuant to this Section 10, the Party seeking such indemnification (the “Claimant”) shall assert a claim for indemnification by giving prompt written notice thereof (a “Claim Notice”) which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, along with a copy of the claim or complaint, to the Party providing indemnification (the “Indemnitor”). For purposes of this paragraph, any Claim Notice that is sent within fifteen days of the date upon which the Claimant actually learned of such Loss shall be deemed to have been “prompt notice”; provided that failure of the Claimant to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced by such failure.

(a) If a Claim Notice pertains to Losses paid to or claimed by a Person other than a Party (or a Person owned by or under the control of a Party), then in the determination of whether a breach has occurred with respect to any representation or warranty contained in Section 3 or Section 4 of this Agreement for purposes of the exercise by Buyer or Seller, as the case may be, of its indemnity rights under Section 10.2(a) or 10.3(b) hereof, any exception for “Material Adverse Effect” and any qualification by “in all material respects” in any representation or warranty shall be disregarded as if such representation or warranty did not contain such exception or qualification, and the phrase “material breach” or “material default” in any representation or warranty shall be read as if the word “material” were not present therein.

(b) Upon the receipt of such Claim Notice, the Indemnitor shall have the right to undertake (at its own expense), by counsel or representatives of its own choosing, the good faith defense, compromise or settlement to be undertaken on behalf of the Claimant and shall keep the Claimant reasonably informed with respect thereto, provided that the Indemnitor unconditionally agrees in writing that it shall be provided indemnity to the Claimant for all Losses relating to the claim disclosed in the Claim Notice. Indemnity for such Losses shall not be deemed an admission of liability on the part of the Indemnitor as against any such third party. If the Indemnitor elects to undertake such defense by its own counsel or representatives, the Indemnitor shall give notice to the Claimant within ten business days of its receipt of the Claim Notice. Notwithstanding the foregoing, the Indemnitor may not assume or control the defense if the named parties to the action giving rise to the Claim Notice (including any impleaded parties) include both the Indemnitor and the Claimant and representation of both Parties by the same counsel would be inappropriate (based on a written opinion of outside counsel) due to actual or potential differing interests between them, in which case the Claimant shall have the right to defend the action and to employ counsel reasonably approved by the Indemnitor, and, to the extent the matter is determined to be subject to indemnification hereunder, the Indemnitor shall reimburse the Claimant for all reasonable costs associated with such defense.

(c) The Claimant shall cooperate with the Indemnitor in such defense and provide the Indemnitor with all information and assistance reasonably necessary to permit the Indemnitor to settle and/or defend any such claim. Except as otherwise provided in the last sentence of Section 10.4(b), the Claimant may retain counsel (at the Claimant’s expense) to monitor or participate in the defense of such claim, but the Indemnitor shall be entitled to control the defense unless the Claimant unconditionally agrees in writing to relieve the Indemnitor from liability with respect to the particular matter. The Indemnitor shall have the right in good faith to settle or compromise any such claim, provided that (i) at least ten business days prior notice of such settlement or compromise is given to the Claimant and (ii) such settlement or compromise must not require the Claimant to take or refrain from taking any action (provided that Claimant shall not unreasonably withhold its consent to the terms of a mutual release with respect to such claim with the third party making such claim), contain any admission by or on behalf of the Claimant, or otherwise fail to hold Claimant fully harmless with respect to such claim. Notwithstanding the foregoing, in connection with any such settlement or compromise negotiated by the Indemnitor, no Claimant shall be required by an Indemnitor to (i) enter into any settlement that does not include as an unconditional term thereof the delivery by the Claimant or plaintiff to the Claimant of a release from all liability in respect of such claim or litigation, or (ii) enter into any settlement that attributes by its terms any non-indemnified liability to the Claimant.

(d) If an Indemnitor fails, within ten business days after the date of the Claim Notice to give notice to the Claimant of such Indemnitor’s election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Claimant and shall reimburse the Claimant for all Losses (including reasonable attorney’s fees) incurred by the Claimant; provided, that the Claimant shall keep the Indemnitor advised on a timely basis of significant developments with respect to such defense and permit the Indemnitor to participate, at its own election and expense, at any time, in the defense thereof.

10.5 Qualifications and Limitations. Notwithstanding any provision contained in this Agreement to the contrary, the Indemnitor’s obligations to indemnify the Claimant pursuant to Section 10.2 or 10.3 shall be subject to the following qualifications and limitations:

(a) All of Buyer’s or Seller’s Losses sought to be recovered under Section 10.2 or 10.3 hereof shall be net of (i) any insurance proceeds received by Buyer or Seller as Claimant, as the case may be, with respect to the events giving rise to such Losses, and (ii) any tax benefits received by such Claimant in connection with such events.

(b) Following the Closing Date, except for claims based on fraud, the sole and exclusive remedy for either Party for any claim arising out of a breach of any representation, warranty, covenant or other agreement herein shall be a claim for indemnification pursuant to this Section 10.

Section 11 : TERMINATION

11.1 Termination by the Parties. This Agreement may be terminated, and the purchase and sale of the Station abandoned, by mutual consent of Buyer and Seller, or if the terminating Party is not then in material default, upon written notice to the non-terminating Party, upon the occurrence of any of the following:

(a) Breach by Seller. By Buyer (i) in the event of a material breach of this Agreement by Seller such that if the Closing Date were the date of determination of such breach, the condition in Section 8.1 would not be satisfied; provided that if such Seller’s breach is capable of being cured prior to all other applicable conditions to Closing being met and Seller is diligently seeking to cure such breach, such termination by Buyer shall be effective only when such other conditions are met and Seller’s breach has not been cured; or (ii) in the event of the termination of the TBA due to the breach thereof or default thereunder by Seller.

(b) Breach by Buyer. By Seller (i) in the event of a material breach of this Agreement by Buyer such that if the Closing Date were the date of determination of such breach, the condition in Section 7.1 would not be satisfied; provided that if such Buyer’s breach is capable of being cured prior to all other applicable conditions to Closing being met and Buyer is diligently seeking to cure such breach, such termination by Seller shall be effective only when such other conditions are met and Seller’s breach has not been cured; or (ii) in the event of termination of the TBA due to the breach thereof or default thereunder by Buyer.

(c) Judgments. By Buyer or Seller if there shall be in effect any final and non-appealable Judgment that would prevent or make unlawful the Closing;

(d) Outside Date. By Buyer or Seller if the Closing shall not have occurred prior to fifteen (15) months from the date of hereof;

(e) Damage to Assets. By Buyer if it shall elect to exercise its termination right pursuant to Section 6.7;

11.2 Effect of Termination. Upon termination, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party hereto (or any of their respective officers, directors, employees, representatives or affiliates); provided that (i) if this Agreement is terminated by Buyer pursuant to Section 11.1(a), Seller will remain liable to Buyer for any breach of this Agreement by Seller existing at the time of termination, and (ii) if this Agreement is terminated by Seller pursuant to Section 11.1(b), Buyer’s sole liability to Seller for any breach of this Agreement shall be satisfied by the release of the Escrow Deposit to Seller pursuant to Section 11.4. If this Agreement is terminated for any reason other than pursuant to Section 11.1(b), the Escrow Amount, less any compensation due the Escrow Agent, shall be paid to Buyer.

11.3 Specific Performance. The Parties recognize that if Seller refuses to perform under the provisions of this Agreement or otherwise breaches its obligation to consummate this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

11.4 Payment of Escrow Deposit to Seller as Liquidated Damages. If this Agreement is terminated by Seller pursuant to Section 11.1(b), then and in that event Seller shall have the right to receive and retain the Escrow Deposit as liquidated damages, and Buyer shall have the right to receive any interest or other income earned in respect of the Escrow Deposit. The Parties agree that the amount of the actual damages suffered by Seller as a result of a breach by Buyer are likely to be difficult or impractical to ascertain and, therefore, the payment of the Escrow Deposit to Seller is fair and reasonable and does not constitute a penalty.

11.5 Surviving Obligations. The rights and obligations of the Parties described in Sections 6.3 and 6.44, Section 12, and this Section 11 shall survive any termination.

Section 12 : MISCELLANEOUS

12.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (ii) deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and (iii) addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 12.1:

If to Buyer:	If to Seller:
c/o Liberman Broadcasting, Inc. Attn: Lenard Liberman, Executive Vice President 1845 Empire Avenue Burbank, CA 91504 Telephone: 818-563-5722 Telecopy: 818-558-4244	KWIE, LLC Attn: Donald McCoy 7106 Laird Street, Suite 102 Panama City Beach, FL 32408 Telephone: 850-230-5855 Telecopy: 850-234-0320
with a copy (which shall not constitute notice) to: James F. Rogers, Esq. Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, DC 20004 Telephone: 202-637-2215 Telecopy: 202-637-2201

with a copy (which shall not constitute notice) to:

Matthew H. McCormick, Esq.

Irwin, Campbell & Tannenwald, P.C.

1730 Rhode Island Ave., NW, Suite 200

Washington, D.C. 20036

Telephone: 202-728-0400

Telecopy: 202-728-0354

12.2 Expenses. Buyer and Seller shall share equally and be responsible for (i) any sales and transfer Taxes, recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement, (ii) any fees associated with filing the Assignment Application for the FCC Consent, and (iii) any fees associated with any other filing or similar fees relating to applications for Consent required from any Governmental Authority. Except as otherwise provided in this Agreement, Seller and Buyer shall each be liable for its own fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated herein.

12.3 Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

12.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Buyer without the prior written consent of the other Party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

12.5 Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the Parties pursuant hereto, together with the TBA, collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter of this Agreement. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and are incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations, letters of intent or other writings between the Parties and their respective representatives with respect to the subject matter hereof and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the Party against which enforcement of any such amendment, supplement, or modification is sought.

12.6 Waivers of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

12.7 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and this Agreement shall be construed in a manner that, as nearly as possible, reflects the original intent of the Parties.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument.

[END OF PAGE. SIGNATURES FOLLOW.]

16

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

BUYER: LIBERMAN BROADCASTING OF CALIFORNIA, LLC		SELLER: KWIE, LLC

By:	/s/ Lenard Liberman	By:	/s/ Donald G. McCoy
Name:	Lenard Liberman	Name:	Donald G. McCoy
Title:	Executive Vice President	Title:	CEO

LBI RADIO LICENSE LLC		KWIE LICENSING LLC

By:	/s/ Lenard Liberman	By:	/s/ Donald G. McCoy
Name:	Lenard Liberman	Name:	Donald G. McCoy
Title:	Executive Vice President	Title:	CEO

MAGIC BROADCASTING, INC.

		By:	/s/ Donald G. McCoy
		Name:	Donald G. McCoy
		Title:	CEO

17

LIST OF EXHIBITS

Exhibit A	–	Escrow Agreement

Exhibit B	–	Form of Landlord Consent and Estoppel

LIST OF SCHEDULES

Schedule 1.1A	_	Excluded Assets

Schedule 1.1B	–	Permitted Liens

Schedule 3.3	–	Consents

Schedule 3.4	–	Real Property

Schedule 3.6	–	Equipment

Schedule 3.7	–	Licenses

Schedule 3.8	–	Assumed Contracts

Schedule 3.9	–	Insurance Policies

Schedule 3.10	–	Personnel Matters

Schedule 3.13	–	Claims and Litigation

Schedule 3.15	–	Legal Compliance

Schedule 3.136	–	Environmental Documents

SCHEDULE 1.1

Defined Terms

“Action” means any action, counterclaim, suit, litigation, arbitration, governmental investigation or other legal, administrative or Tax proceeding, or Judgment, claim, or complaint, excluding any litigation affecting the radio broadcasting industry generally in which such Person is not a named party, and any rule-making proceedings.

“Advertising Contracts” means contracts entered into by Seller in its ordinary course of business for the sale of advertising time on the Station in exchange for cash payment at rates consistent with those charged by Seller in the two years prior to the date of this Agreement.

“Ancillary Agreements” means the Escrow Agreement and any other agreement executed in connection with the consummation of the transactions contemplated hereby.

“Assets” means all real and personal properties, assets, rights, benefits and privileges both tangible and intangible, of every kind, nature and description, of Seller used in the Business and all such assets acquired between the date hereof and the Closing as permitted by and subject to the terms of this Agreement (in each case other than Excluded Assets), including, but not limited to: (i) the Real Property, (ii) Equipment, (iii) FCC Licenses, any other Licenses and any pending applications for new Licenses, (iv) Assumed Contracts and all of Seller’s rights thereunder relating to periods and events occurring on and after the Closing Date, (v) Books and Records, and (vi) all other assets of Seller used in connection with the Business other than Excluded Assets.

“Assignment Application” means the application filed jointly by Seller and Buyer with the FCC relating to the assignment of the FCC Licenses by License Holder to Buyer in the manner contemplated by this Agreement.

“Assumed Contracts” means (i) the Contracts listed on Schedule 3.8 in existence as of the date of Closing, but to the extent that the Contracts relate to other broadcast stations in addition to the Station, only that portion of such Contracts’ rights and obligations as may be mutually agreed upon by Buyer and Seller and, and to the extent necessary, the counterparties to such Contracts, (ii) the Barter Agreements in existence as of Closing, but only to the extent that Buyer has agreed as Programmer under Section 4.1 of the Time Brokerage Agreement to assume obligations under those agreements and only to the extent such assumed obligations remain unsatisfied as of Closing, (iii) the Advertising Contracts in existence as of the date of Closing, but only to the extent that Buyer has agreed as Programmer under Section 4.1 of the Time Brokerage Agreement to assume obligations under those agreements and only to the extent such assumed obligations remain unsatisfied as of Closing, (iv) any other Contracts in effect on the date hereof that Buyer specifically agrees in writing to assume, and (v) any Contracts entered into by Seller in the ordinary course of business between the date hereof and the Closing Date that Buyer specifically agrees in writing to assume.

“Barter Agreements” means the agreements under which advertising time on the Station is exchanged for goods or services received or to be received that are (i) in existence as of the date of this Agreement and disclosed to Buyer and (ii) entered into by Seller after the date of this Agreement with the written consent of Buyer.

“Books and Records” means all of the written and electronic books and records of Seller related to the Business (other than any Excluded Assets).

“Business” means the business and operations of Seller relating to the Station.

“Closing” means the consummation of transactions contemplated by this Agreement, including the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

“Closing Date” means the date of Closing, which shall occur on a date to be mutually agreed to by Buyer and Seller which shall not be later than five business days after the satisfaction or waiver of all of the conditions set forth in Sections 7.3, 8.3 and 8.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Arrangement” means any plan or compensation arrangement other than an Employee Plan which provides to Employees, former Employees, officers, directors or shareholders of Seller or any ERISA Affiliate, any compensation or other benefits, whether deferred or not, in excess of base salary, sales commissions or wages (excluding overtime pay), including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, employment or consulting agreement and any other employee fringe benefit plan.

“Consents” means the consents, permits or approvals of Government Authorities and other third parties required by Seller to consummate the transactions contemplated hereby.

“Contracts” means the leases, contracts, commitments, understandings and agreements relating to the Station to which Seller is a party, whether oral or written, including, but not limited to, Barter Agreements and Advertising Contracts.

“Employee Plan” means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) to which any ERISA Affiliate contributes or has contributed or which either of Seller or any ERISA Affiliate sponsors or maintains (or has sponsored or maintained), or pursuant to which Seller or any ERISA Affiliate has any Liability and which provides benefits to any Employee, director or consultant of Seller.

“Employees” means the persons employed by Seller on a full or part-time basis with respect to the Business.

“Enforceability Exceptions” means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by the application of general principles of equity.

“Environmental Laws” means the Law relating to health, safety or the environment, including the handling of Hazardous Substances, the presence of Hazardous Substances on any Real Property, or any antipollution requirements.

“Equipment” means the radio studio and transmitter site equipment, furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, inventory, office materials and supplies, spare parts and other personal property of Seller located at the premises specified in Office Lease or the Tower Lease and used in the Business as of March 31, 2007, plus such additions, improvements or replacements thereto or deletions therefrom that may occur in the normal course of business between March 31, 2007, and the Closing Date, in accordance with the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with Seller as defined in Section 414(b) or (c) of the Code.

“Escrow Agent” means the Escrow Agent named in the Escrow Agreement, and any successors thereto pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement being entered into among Buyer, Seller and the Escrow Agent on the date hereof and attached hereto as Exhibit A.

“Escrow Amount” means the sum of the Escrow Deposit, plus all interest or other earnings thereon.

“Escrow Deposit” means the sum of One Million Dollars ($1,000,000) which is being deposited by Buyer with the Escrow Agent in immediately available funds on the date hereof and will be held by the Escrow Agent in accordance with the Escrow Agreement.

“Excluded Assets” means (i) all cash and cash equivalents of Seller, (ii) all Receivables, (iii) all refunds or credits (including interest thereon or claims therefrom) of Taxes paid by Seller prior to the Closing Date, (iv) all refunds of premiums paid on, and rights and claims under, insurance policies relating to events occurring prior to the Closing Date (subject to Section 6.12), (v) bonds, letters of credit, surety instruments and other similar items (other than amounts posted by parties to Assumed Contracts as deposits or other security held by Seller, all of which are set forth on Schedule 3.8), (vi) Seller’s company and tax records and the account books of original entry, general ledger and financial records used in connection with the Station (provided that Seller shall provide Buyer with a copy of any such records related to the Business that Buyer shall reasonably request), (vii) all Employee Plans, Compensation Arrangements, insurance and programming Contracts, and other any Contracts that are not Assumed Contracts, (viii) all rights and claims of Seller to the extent relating to any other Excluded Asset, any Non-Assumed Liability, (ix) Intellectual Property, (x) the format for the Station used by Seller as of the date of this Agreement, including, but limited, to all slogans, liners and positioning statements; (xii) the call sign “KWIE,” and (xiii) such additional assets as are set forth on Schedule 1.1A.

“FCC” means the Federal Communications Commission.

“FCC Consent” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the assignment of the FCC Licenses by License Holder to Buyer as contemplated by this Agreement.

“FCC Licenses” means the licenses, permits or other authorizations, including any applications therefor, issued or granted by the FCC to License Holder used or intended to be used in the operation of the Station, including those set forth on Schedule 3.7.

“Final Order” means the FCC Consent that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests or applications are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such request or application and the time for the FCC to set aside the action on its own motion have expired.

“GAAP” means United States generally accepted accounting principles as currently in effect.

“Governmental Authority” means any court or any federal, state, county, local or foreign governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof, including the FCC.

“Hazardous Substance” means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant that is labeled or regulated as such by any Governmental Authority pursuant to an Environmental Law.

“Intellectual Property” means all trademarks, trademark applications, patents, patent applications, service marks, service mark applications, trade names, copyrights, copyright applications, licenses, domain names, call letters, trade secrets, inventions, know-how, formulae, processes, procedures, computer software and other intellectual property rights owned, licensed or otherwise held by Seller and used in connection with the Business, other than Intellectual Property directly related to Excluded Assets.

“Judgment” means any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by a Governmental Authority.

“knowledge” or “to the knowledge” of a Party (or similar phrases) means actual knowledge of a fact, or constructive knowledge if a reasonably prudent person in a like position would have known or should have known, the fact.

“Law” means any statute, ordinance, code, law, rule, regulation, permit or permit condition, Judgment, or other requirement, standard, policy or procedure enacted, adopted or applied by any Governmental Authority.

“Liabilities” means claims, obligations, commitments or liabilities of a Person of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Licenses” means the licenses, permits, franchises, registrations, authorizations, consents or approvals issued by the FCC or any other Governmental Authority to Seller with respect to the Business.

“Lien” means any lien, pledge, charge, easement, security interest, mortgage, deed of trust, right-of-way or other encumbrance.

“Material Adverse Effect” means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions, would reasonably be expected to have a material adverse effect on: (i) with respect to Seller, the property, operations, condition (financial or otherwise) or results of operations of the Business, or the ability of Seller to consummate the transactions contemplated hereby, and, (ii) with respect to Buyer, the ability of Buyer to consummate the transactions contemplated hereby; provided, that Material Adverse Effect shall not include any effect arising out of or resulting from (w) the transactions contemplated hereby, including the effects of taking any action expressly required, or not taking any action expressly prohibited, by this Agreement, and the effects of programming changes made by Seller prior to Closing as it reduces its programming obligations and any effects of the anticipated changes in Station operations and programming that Buyer plans to make subsequent to Closing, (x) general economic, financial, competitive or market conditions, (y) changes affecting the radio broadcasting industry generally, except to the extent the Station or the Assets are affected in a disproportionate manner as compared to other radio broadcast companies, or (z) new or changed legislation, rules or regulations imposed or adopted by Governmental Authorities.

“Office Lease” means the Office Lease, dated November 10, 2003, between 12265 Ventura Blvd., LLC and Magic Broadcasting, Inc., as amended March 24, 2004.

“Permitted Liens” means the following: (i) statutory landlord’s liens and liens for current Taxes not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar land use Laws; (iii) rights reserved to any Governmental Authority to regulate the affected property; and (iv) any Liens set forth in Schedule 1.1B.

“Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Real Property Leases” means the Tower Lease and the Office Lease.

“Receivables” means all promissory notes or other similar obligations payable to Seller, and all accounts receivable and other receivables of Seller relating to or arising out of the Business prior to the Closing Date.

“Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, penalties and interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

“Tower Lease” means the License Agreement, dated April 11, 2000, between Dickinson Investments Company and Magic Broadcasting, Inc.